Exhibit 99.1

Delek US Holdings Reports First Quarter 2018 Results

•Increased regular quarterly dividend by 25 percent to $0.25 per share
•Reported approximately $1.0 billion of cash at March 31, 2018
•Positioned to benefit from significant current Midland-Cushing discount with 207,000 bpd of Permian Basin crude oil access
•Completed simplification of debt structure; expected to reduce annualized interest cost by an additional $20 million
•Captured $104 million of annualized synergies related to the Alon USA Energy transaction through first quarter 2018

•	Increased annualized synergy target to a range of $115 million to $130 million

•	Returned $112 million of cash to shareholders through dividends and share repurchases in the first quarter 2018

•	Closed $315 million drop down of Big Spring logistics assets effective March 1, 2018

•	Sold ownership in Paramount, California assets, including Alt Air Renewables, with expected proceeds of $72.0 million

BRENTWOOD, Tenn.-- May 7, 2018 -- Delek US Holdings, Inc. (NYSE: DK) (“Delek US”) today announced financial results for its first quarter ended March 31, 2018. Delek US reported first quarter net loss of $(34.9) million, or $(0.43) per basic share, versus net income of $11.2 million, or $0.18 per diluted share, for the quarter ended March 31, 2017. On an adjusted basis, Delek US reported net income of $28.0 million, or $0.33 per basic share for the quarter ended March 31, 2018. This compares to adjusted net income of $10.1 million, or $0.16 per diluted share on an adjusted basis in the prior year period. Adjusted earnings before interest taxes, depreciation and amortization ("Adjusted EBITDA") was $113.1 million compared to Adjusted EBITDA of $60.1 million in the prior year period. Reconciliations of net (loss) income reported under U.S. GAAP to adjusted net income and Adjusted EBITDA are included in the financial tables attached to this release.

During the first quarter 2018, reported and adjusted results included a benefit of approximately $45.2 million before tax, or $0.42 per share after tax, from a combination of factors. This amount includes $79.8 million related to the net effect of the RINs waivers and mark-to-market adjustments, partially offset by operating factors that amounted to $34.6 million. These operating factors include an estimated lost profit opportunity of approximately $25.6 million related to lower operating performance and extended downtime in refining operations relative to the first quarter 2018 crude oil throughput guidance. During the downtime, the Company took the opportunity to perform additional work to debottleneck the crude tower at the Big Spring refinery, which should allow crude oil throughput to be near capacity going forward. In addition, there was a $9.0 million operating loss primarily from the combination of the West Coast asphalt operations, which are expected to be sold to a third party in the second quarter, and a West Coast supply and offtake agreement that is expiring in May 2018.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US, stated, "We are very excited about the activity in the Permian Basin. Our refining model is well positioned to benefit from the expected steep discount between WTI Cushing and WTI Midland crude oil for the remainder of 2018 and into 2019. Based on the forward curve as of May 4, 2018, the discount is currently expected to average $5.86 per barrel for the second quarter, $14.00 per barrel for the second half of 2018 and $9.30 per barrel in 2019. With access to approximately 75.0 million barrels annually of Permian Basin crude oil in our refining system, or approximately 70 percent of our crude oil slate, Delek is the premier Permian Basin refining company."

Yemin concluded, "It was a very active quarter, and we are better positioned for the future. We completed the purchase of the remaining units of Alon USA Partners we did not previously own, improved our financing structure and moved forward to divest non-core assets on the West Coast. We made further progress to capture synergies and have increased our annualized synergy target to a range of $115.0 million to $130.0 million. In addition, we completed the dropdown of our Big Spring logistics assets to DKL for $315.0 million. We ended the first quarter 2018 with approximately $1.0 billion of cash, while returning approximately $112.0 million of cash to shareholders through a combination of dividends and share repurchases during the period. I am pleased that our Board of Directors approved a 25 percent increase in our regular quarterly dividend, which follows the 33 percent increase approved in February 2018. We remain focused on creating long term value for our shareholders as our capital allocation program balances returning cash to our shareholders, investing in our business and exploring opportunities to provide future growth."

Including the factors mentioned above, results on an adjusted basis improved year-over-year primarily due to the refining segment. The refining segment contribution margin was $133.6 million in the first quarter 2018, compared to a contribution margin of $64.4 million in the prior year period. The contribution from the Alon USA refineries acquired on July 1, 2017, the benefit from a 2017 biodiesel tax credit and RINs waiver, a higher crack spread environment and an increased Midland WTI to Brent crude oil price discount were factors in the year-over-year increase. The logistics segment contribution margin improved to $36.3 million during the quarter compared to $26.6 million in the prior year period as it benefited from the dropdown, improved wholesale margins in west Texas and better performance from the Paline Pipeline. The retail segment contribution margin was $11.9 million, which related to the retail business acquired on July 1, 2017 and does not have comparable prior year period results.

Simplified Debt Structure
On March 30, 2018, Delek US closed on a new five year $1.0 billion senior secured revolving ABL credit facility (the “Revolver”) and a seven year $700.0 million senior secured term loan B (the “Term Loan”). Borrowings under the Revolver bear interest at a rate of LIBOR plus 1.25 to 1.75 percent based on excess availability. Approximately $300.0 million was borrowed on the Revolver at the closing of the transaction. The $700.0 million Term Loan carries an interest rate of LIBOR plus 2.50 percent and was fully drawn at close. Proceeds from the Term Loan and borrowings under the Revolver were used to repay certain indebtedness of Delek and its subsidiaries, as well as costs in connection with the closing of the Term Loan and Revolver. The expected annual interest rate savings from this refinancing is approximately $20.0 million.

Following the close of the Revolver and Term Loan, the remaining other borrowings outstanding include those certain Alon Successor Notes, the Reliant Bank Revolver and the Convertible Notes at Delek US, as well as the DKL Revolver and DKL Notes at Delek Logistics Partners, LP.

Synergies Update
Since the completion of the Alon USA transaction on July 1, 2017, through the first quarter 2018, Delek US captured approximately $104.0 million of annualized synergies. Delek US is now targeting total annualized synergies within a range of $115.0 million to $130.0 million, which is an increase from the previous guidance of $105.0 million to $120.0 million. On an annualized basis, these synergies are expected to be captured during 2018.

Asset Divestitures
Delek US has been exploring several potential initiatives relating to the California assets acquired in the Alon USA transaction on July 1, 2017, which it considers non-core to its geographic footprint. In March 2018, the Paramount, California assets, including the Alt Air renewable fuels plant, were sold and Delek US expects proceeds from this transaction to be approximately $72.0 million, including Delek US' portion of the biodiesel tax credit for 2017. In February 2018, Delek announced a definitive agreement to sell five asphalt terminals located on the West Coast for $75.0 million which is expected to close in the second quarter 2018, subject to customary closing conditions. Evaluation continues on the Long Beach, California location. The Long Beach and Paramount assets have been presented as discontinued operations since July 1, 2017.

Regular Quarterly Dividend and Share Repurchase
Delek US announced today that its Board of Directors had declared its regular quarterly cash dividend of $0.25 per share. Shareholders of record on May 21, 2018 will receive this cash dividend payable on June 4, 2018. This represents a 25 percent increase to the previous regular quarterly dividend of $0.20 per share.

During the first quarter 2018, Delek US repurchased approximately 2.6 million shares for approximately $95.3 million, with an average price of $37.07 per share, under an existing $150.0 million share repurchase plan, leaving approximately $30.0 million of remaining authorization under this plan. The Board of Directors approved a new $150.0 million share repurchase authorization in February 2018, which has no expiration date. Including the remaining amount on previously approved authorization, Delek US has $179.7 million of total available authorization to repurchase shares at March 31, 2018.

Liquidity
As of March 31, 2018, Delek US had a cash balance of $1,018.0 million and total consolidated debt of $1,960.2 million, resulting in net debt of $942.2 million. As of March 31, 2018, Delek US' subsidiary, Delek Logistics, had $737.7 million of total debt and $4.8 million of cash, which is included in the consolidated amounts on Delek US' balance sheet. Excluding Delek Logistics, Delek US had approximately $1,013.2 million in cash and $1,222.5 million of debt, or a $209.3 million net debt position.

Refining Segment
Refining segment contribution margin was $133.6 million in the first quarter 2018 compared to $64.4 million in the first quarter 2017. On a year-over-year basis, results benefited from a higher crack spread environment, wider discount between Midland WTI crude oil and Brent crude oil and the addition of the Big Spring and Krotz Springs refineries acquired in the Alon USA transaction that closed on July 1, 2017. In addition, results in the first quarter 2018 included a benefit from a 2017 RINs waiver and 2017 biodiesel tax credit discussed below. The Gulf Coast 5-3-2 crack spread increased to $11.53 per barrel for the first quarter 2018, compared to $10.58 per barrel for the same period in 2017. As discussed above, results in the first quarter 2018 were reduced by approximately $25.6 million of estimated lost profit opportunity.

During the first quarter, the Midland WTI crude oil differential to Brent crude oil was an average discount of $4.70 per barrel compared to $2.81 per barrel in the prior year period. The Midland WTI crude oil differential to Cushing WTI was an average premium of $0.37 per barrel in first quarter 2018 compared to an average premium of $0.53 per barrel in the first quarter 2017. Backwardation in the oil futures market was $0.12 per barrel in the first quarter 2018, compared to contango of $1.00 per barrel in the first quarter 2017.

In March 2018, the El Dorado, Arkansas and Krotz Springs, Louisiana refineries received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver resulted in approximately $59.3 million of RINs expense reduction at El Dorado and $31.6 million at Krotz Springs, based on an aggregated average price of $0.553 per RIN when it was received. In the first quarter 2017, El Dorado received a waiver for calendar 2016 that resulted in approximately $47.5 million of RINs expense reduction based on an aggregated average price of $0.451 per RIN when it was received.

During the first quarter 2018, approximately $24.6 million of income was recognized in the renewables business in the refining segment from a $1 per gallon biodiesel blenders federal tax credit that was approved in February 2018 on a retroactive basis for calendar year 2017. For presentation purposes, approximately $15.4 million of this amount was allocated to the Tyler, Texas refinery and $6.0 million was allocated to El Dorado, Arkansas refinery.

Logistics Segment
The logistics segment contribution margin in the first quarter 2018 increased to $36.3 million compared to $26.6 million in the first quarter 2017. The primary factors that increased contribution margin were a benefit from the drop down of the Big Spring refinery logistics assets that was effective March 1, 2018, a higher gross margin per barrel in west Texas and improved performance from the Paline Pipeline, which were partially offset by higher operating expenses on a year-over-year basis.

Retail Segment
As a result of the Alon USA transaction on July 1, 2017, Delek US acquired approximately 300 stores operating primarily in west Texas and New Mexico. For the first quarter 2018, net sales for the retail segment were $209.6 million and contribution margin was $11.9 million. Merchandise sales were approximately $80.5 million with an average retail margin of 30.2% and approximately 53.7 million retail fuel gallons were sold at an average margin of $0.19 per gallon. Operating expenses for the retail segment were $24.5 million in the first quarter 2018.

Corporate/Other Segment
Contribution margin from the Corporate/Other segment was $(29.5) million in the first quarter 2018 compared to $(5.7) million in the prior year period. This segment also includes the asphalt business acquired in the Alon USA transaction on July 1, 2017. The net hedging loss in the first quarter 2018 was $17.9 million compared to a net hedging loss of $3.5 million in the prior year period.

First Quarter 2018 Results | Conference Call Information
Delek US will hold a conference call to discuss its first quarter 2018 results on Tuesday, May 8, 2018 at 9:00 a.m. Central Time. Investors will have the opportunity to listen to the conference call live by going to www.DelekUS.com and clicking on the Investor Relations tab. Participants are encouraged to register at least 15 minutes early to download and install any necessary software. For those who cannot listen to the live broadcast, a telephonic replay will be available through August 8, 2018 by dialing (855) 859-2056, passcode 3889927. An archived version of the replay will also be available at www.DelekUS.com for 90 days.

Investors may also wish to listen to Delek Logistics’ (NYSE: DKL) first quarter earnings conference call that will be held on Tuesday, May 8, 2018 at 7:00 a.m. Central Time and review Delek Logistics’ earnings press release. Market trends and information disclosed by Delek Logistics may be relevant to the logistics segment reported by Delek US. Both a replay of the conference call and press release for Delek Logistics are available online at www.deleklogistics.com.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics, asphalt, renewable fuels and convenience store retailing. The refining assets consist of refineries operated in Tyler and Big Spring, Texas, El Dorado, Arkansas and Krotz Springs, Louisiana with a combined nameplate crude throughput capacity of 302,000 barrels per day.

The logistics operations primarily consist of Delek Logistics Partners, LP. Delek US Holdings, Inc. and its affiliates own approximately 63% (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets.

The convenience store retail business is the largest 7-Eleven licensee in the United States and operates approximately 300 convenience stores in central and west Texas and New Mexico.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects, opportunities, plans, actions and events and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.  These forward-looking statements include, but are not limited to, statements regarding future debottlenecking at the Big Spring refinery and the results thereof; throughput at the Company’s refineries; expiration of offtake agreements; crude oil prices and discounts and our ability to benefit therefrom; share repurchases; the ability of the newly formed joint venture with Green Plains Partners LP to acquire additional assets, the timing for and amount of such acquisitions, and the potential benefits therefrom; synergies resulting from Alon USA Partners LP transaction including the amount and timing thereof; our ability to execute initiatives related to West Coast assets successfully or at all and the amount and timing of any such transactions; returning cash to shareholders; payments of dividends; growth; investments into our business; RINs waivers and tax credits and the value and benefit therefrom; cash and liquidity; opportunities; anticipated performance and financial position; continued safe and reliable operations; and other factors.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include, but are not limited to: risks and uncertainties related to the ability to successfully integrate the businesses of Delek US and Alon USA Energy, Inc.; risks related to disruption of management time from ongoing business operations due to the integration implementation; the risk that any announcements relating to the integration could have adverse effects on the market price of Delek US' common stock; the risk that the transaction could have an adverse effect on the ability of Delek US and Alon USA to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on their operating results and businesses generally; the risk that the combined company may be unable to fully achieve anticipated cost-cutting synergies or it may take longer than expected to achieve those synergies; uncertainty related to timing and amount of future share repurchases and dividend payments; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; gains and losses from derivative instruments; management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions and dispositions; acquired assets may suffer a diminishment in fair value as a result of which we may need to record a write-down or impairment in carrying value of the asset; changes in the scope, costs, and/or timing of capital and maintenance projects; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions affecting the southern United States; and other risks described in Delek US’ filings with the United States Securities and Exchange Commission (the “SEC”), including risks disclosed in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings and reports with the SEC.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by, which such performance or results will be achieved.  Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements.  Delek US undertakes no obligation to update or revise any such forward-looking statements, except as required by applicable law or regulation.

Non-GAAP Disclosures:
This earnings release includes references to financial measures that are not defined under U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures include adjusted net income (loss), adjusted net income (loss) per share, earnings before interest, taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA. Delek US believes that the presentation of these non-GAAP measures reflects operating results that are more indicative of Delek US' ongoing operating performance while improving comparability to prior periods, and, as such, may provide investors with an enhanced understanding of the Company's past financial performance and prospects for the future. Adjusted income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA should not be considered in isolation or as alternatives to net income or loss, net income or loss per share, or any other measure of financial performance presented in accordance with U.S. GAAP. Additionally, because adjusted net income or loss, adjusted net income or loss per share, EBITDA and adjusted EBITDA may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies. See the accompanying tables in this earnings release for a reconciliation of these non-GAAP measures to the most directly comparable GAAP measures.

Delek US Holdings, Inc.
Consolidated Balance Sheets (Unaudited)

	March 31, 2018	December 31, 2017
	(In millions, except share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,018.0	$931.8
Accounts receivable, net	640.7	579.6
Accounts receivable from related party	3.4	2.1
Inventories, net of inventory valuation reserves	946.0	808.4
Assets held for sale	120.7	160.0
Other current assets	127.7	129.9
Total current assets	2,856.5	2,611.8
Property, plant and equipment:
Property, plant and equipment	2,769.1	2,772.5
Less: accumulated depreciation	(675.6)	(631.7)
Property, plant and equipment, net	2,093.5	2,140.8
Goodwill	818.1	816.6
Other intangibles, net	108.7	101.1
Equity method investments	136.4	138.1
Other non-current assets	71.5	126.8
Total assets	$6,084.7	$5,935.2
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,005.7	$973.4
Accounts payable to related parties	1.5	1.7
Current portion of long-term debt	189.4	590.2
Obligation under Supply and Offtake Agreements	518.3	435.6
Liabilities associated with assets held for sale	12.3	105.9
Accrued expenses and other current liabilities	411.7	564.9
Total current liabilities	2,138.9	2,671.7
Non-current liabilities:
Long-term debt, net of current portion	1,770.8	875.4
Environmental liabilities, net of current portion	67.1	68.9
Asset retirement obligations	71.5	72.1
Deferred tax liabilities	163.9	199.9
Other non-current liabilities	78.2	83.0
Total non-current liabilities	2,151.5	1,299.3
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 110,000,000 shares authorized, 87,305,668 shares and 81,533,548 shares issued at March 31, 2018 and December 31, 2017, respectively	0.9	0.8
Additional paid-in capital	1,043.3	900.1
Accumulated other comprehensive income	10.0	6.9
Treasury stock, 3,332,555 shares and 762,623 shares, at cost, as of March 31, 2018 and 2017, respectively	(120.3)	(25.0)
Retained earnings	684.3	767.8
Non-controlling interests in subsidiaries	176.1	313.6
Total stockholders’ equity	1,794.3	1,964.2
Total liabilities and stockholders’ equity	$6,084.7	$5,935.2

Delek US Holdings, Inc.
Consolidated Statements of Income (Unaudited)

	Three Months Ended March 31,

	2018	2017
	(In millions, except share and per share data)
Net sales	$2,353.2	$1,182.2
Operating costs and expenses:
Cost of goods sold	2,042.8	1,035.7
Operating expenses	158.1	61.2
General and administrative expenses	65.2	26.5
Depreciation and amortization	48.0	29.0
Loss on disposal of assets	0.3	—
Total operating costs and expenses	2,314.4	1,152.4
Operating income	38.8	29.8
Interest expense	32.5	13.6
Interest income	(0.7)	(1.0)
Income from equity method investments	—	(3.1)
Impairment loss on assets held for sale	27.5	—
Loss on extinguishment of debt	9.0	—
Other income, net	(0.7)	—
Total non-operating expenses, net	67.6	9.5
(Loss) income from continuing operations before income tax benefit	(28.8)	20.3
Income tax (benefit) expense	(17.0)	5.0
(Loss) income from continuing operations	(11.8)	15.3
Discontinued operations:
Loss from discontinued operations, including loss on sale of discontinued operations	(10.5)	—
Income tax benefit	(2.3)	—
Loss from discontinued operations, net of tax	(8.2)	—
Net (loss) income	(20.0)	15.3
Net income attributed to non-controlling interests	14.9	4.1
Net (loss) income attributable to Delek	$(34.9)	$11.2

Basic (loss) income per share:
(Loss) Income from continuing operations	$(0.23)	$0.18
Loss from discontinued operations	(0.20)	—
Total basic (loss) income per share	$(0.43)	$0.18

Diluted (loss) income per share:
(Loss) Income from continuing operations	$(0.23)	$0.18
Loss from discontinued operations	(0.20)	—
Total diluted (loss) income per share	$(0.43)	$0.18
Weighted average common shares outstanding:
Basic	82,252,405	61,978,072
Diluted	82,252,405	62,589,210
Dividends declared per common share outstanding	$0.20	$0.15

Delek US Holdings, Inc.
Consolidated Statements of Cash Flows
(In millions)

	Three Months Ended March 31,
	2018	2017
Cash Flow Data	(Unaudited)
Operating activities	$(190.7)	$(47.2)
Investing activities	(26.6)	(15.6)
Financing activities	293.4	(35.0)
Net increase (decrease)	$76.1	$(97.8)

Delek US Holdings, Inc.
Segment Data (Unaudited)
(In millions)
	Three Months Ended March 31, 2018
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$2,019.6	$106.3	$209.6	$17.7	$2,353.2
Intercompany fees and sales	183.1	61.6	—	(244.7)	—
Operating costs and expenses:
Cost of goods sold	1,954.4	119.0	173.2	(203.8)	2,042.8
Operating expenses	114.7	12.6	24.5	6.3	158.1
Segment contribution margin	$133.6	$36.3	$11.9	$(29.5)	152.3
General and administrative expenses					65.2
Depreciation and amortization					48.0
Loss on disposal of assets					0.3
Operating income					$38.8
Total assets (1)	$5,603.1	$665.9	$325.9	$(510.2)	$6,084.7
Capital spending (excluding business combinations (2)	$51.5	$2.2	$2.0	$14.4	$70.1

	Three Months Ended March 31, 2017
	Refining	Logistics	Retail	Corporate, Other and Eliminations	Consolidated
Net sales (excluding intercompany fees and sales)	$1,090.5	$92.9	$—	$(1.2)	$1,182.2
Intercompany fees and sales	9.0	36.6	—	(45.6)	—
Operating costs and expenses:
Cost of goods sold	984.3	92.6	—	(41.2)	1,035.7
Operating expenses	50.8	10.3	—	0.1	61.2
Segment contribution margin	$64.4	$26.6	$—	$(5.7)	85.3
General and administrative expenses					26.5
Depreciation and amortization					29.0
Operating income					$29.8
Total assets	$1,994.1	$413.6	$—	$550.3	$2,958.0
Capital spending (excluding business combinations)	$10.8	$2.8	$—	$1.6	$15.2

(1)	Assets held for sale related to the West Coast asphalt assets and California Discontinued Entities of $120.7 million are included in the corporate, other and eliminations segment as of March 31, 2018.

(2)	Capital spending excludes transaction costs capitalized in the amount of $0.4 million that relate to the Big Spring Logistic Assets Acquisition.

Refining Segment	Three Months Ended March 31,
	2018	2017
Tyler, TX Refinery	(Unaudited)
Days in period	90	90
Total sales volume (average barrels per day)(1)	73,984	64,324
Products manufactured (average barrels per day):
Gasoline	40,670	34,050
Diesel/Jet	27,622	24,690
Petrochemicals, LPG, NGLs	2,077	2,028
Other	1,770	1,547
Total production	72,139	62,315
Throughput (average barrels per day):
Crude oil	65,282	57,098
Other feedstocks	7,180	6,289
Total throughput	72,462	63,387
Per barrel of sales:
Tyler refining margin	$8.33	$5.07
Direct operating expenses	$3.42	$4.23
Crude Slate: (% based on amount received in period)
WTI crude oil	80.6%	79.5%
East Texas crude oil	16.9%	20.5%
Other	2.5%	—%

El Dorado, AR Refinery
Days in period	90	90
Total sales volume (average barrels per day)(2)	70,590	83,590
Products manufactured (average barrels per day):
Gasoline	35,087	39,876
Diesel	26,295	26,085
Petrochemicals, LPG, NGLs	1,466	1,655
Asphalt	5,132	6,060
Other	838	989
Total production	68,818	74,665
Throughput (average barrels per day):
Crude oil	68,432	73,203
Other feedstocks	1,778	2,374
Total throughput	70,210	75,577
Per barrel of sales:
El Dorado refining margin	$13.09	$11.61
Direct operating expenses	$5.16	$3.31
Crude Slate: (% based on amount received in period)
WTI crude oil	62.2%	69.2%
Local Arkansas crude oil	20.4%	18.7%
Other	17.4%	12.1%

Refining Segment	Three Months Ended March 31,
2018
Big Spring, TX Refinery (acquired on July 1, 2017)	(Unaudited)
Days in period - based on date acquired	90
Total sales volume (average barrels per day) (3)	62,773
Products manufactured (average barrels per day):
Gasoline	31,127
Diesel/Jet	19,037
Petrochemicals, LPG, NGLs	3,024
Asphalt	1,856
Other	1,112
Total production	56,156
Throughput (average barrels per day):
Crude oil	53,759
Other feedstocks	1,843
Total throughput	55,602
Per barrel of sales:
Big Spring refining margin	$9.58
Direct operating expenses	$5.22
Crude Slate: (% based on amount received in period)
WTI crude oil	70.1%
WTS crude oil	29.9%

Krotz Springs, LA Refinery (acquired on July 1, 2017)
Days in period - based on date acquired	90
Total sales volume (average barrels per day) (4)	79,898
Products manufactured (average barrels per day):
Gasoline	39,071
Diesel/Jet	31,054
Heavy oils	1,339
Other	7,752
Total production	79,216
Throughput (average barrels per day):
Crude oil	73,883
Other feedstocks	3,830
Total throughput	77,713
Per barrel of sales:
Krotz Springs refining margin	$6.92
Direct operating expenses	$3.56
Crude Slate: (% based on amount received in period)
WTI Crude	59.4%
Gulf Coast Sweet Crude	40.6%

Pricing statistics (average for the period presented):	Three Months Ended March 31,
	2018	2017
	(Unaudited)

WTI — Cushing crude oil (per barrel)	$62.89	$51.70
WTI — Midland crude oil (per barrel)	$62.51	$51.72
WTS -- Midland crude oil (per barrel) (5)	$61.46	$50.28
LLS crude oil (per barrel) (5)	$65.82	$53.39
Brent crude oil (per barrel)	$67.21	$54.53

US Gulf Coast 5-3-2 crack spread (per barrel) (5)	$11.53	$10.58
US Gulf Coast 3-2-1 crack spread (per barrel) (5)	$15.31	$13.61
US Gulf Coast 2-1-1 crack spread (per barrel) (5)	$9.72	$9.93

US Gulf Coast Unleaded Gasoline (per gallon)	$1.77	$1.51
Gulf Coast Ultra low sulfur diesel (per gallon)	$1.93	$1.56
US Gulf Coast high sulfur diesel (per gallon)	$1.77	$1.44
Natural gas (per MMBTU)	$2.85	$3.06

(1)
Total sales volume includes 1,575 bpd and 943 bpd sold to the logistics segment during the three months ended March 31, 2018 and 2017, respectively. Total sales volume also includes sales of 132 bpd and 8 bpd of intermediate and finished products to the El Dorado refinery during the three months ended March 31, 2018 and 2017, respectively. Total sales volume also includes 490 bpd of produced finished product sold to the Big Spring refinery and 238 bpd sold to the Krotz Springs refinery during the three months ended March 31, 2018. Total sales volume excludes 4,475 bpd and 6,430 of wholesale activity during the three months ended March 31, 2018 and 2017, respectively.

(2)
Total sales volume includes 52 bpd and 1,052 bpd of produced finished product sold to the Tyler refinery during the three months ended March 31, 2018 and 2017, respectively, and includes 4,899 bpd, 833 bpd and 25 bpd of produced finished product sold to the Krotz Springs refinery, Big Spring refinery and Alon Asphalt Company, respectively, during the three months ended March 31, 2018. Total sales volume excludes 53,157 bpd and 16,615 bpd of wholesale activity during the three months ended March 31, 2018 and 2017, respectively.

(3)	Total sales volume includes 14,216 bpd sold to the retail segment, 5,328 bpd sold to the logistics segment and 1,146 bpd sold to Alon Asphalt Company during the three months ended March 31, 2018.

(4)	Sales volume includes 18,749 bpd sold to the El Dorado refinery and 222 bpd sold to the Tyler refinery during the three months ended March 31, 2018.

(5)
For our Tyler and El Dorado refineries, we compare our per barrel refining product margin to the Gulf Coast 5-3-2 crack spread consisting of WTI Cushing crude, U.S. Gulf Coast CBOB and U.S. Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). For our Big Spring refinery, we compare our per barrel refined product margin to the Gulf Coast 3-2-1 crack spread consisting of WTI Cushing crude, Gulf Coast 87 Conventional gasoline and Gulf Coast ultra low sulfur diesel, and for our Krotz Springs refinery, we compare our per barrel refined product margin to the Gulf Coast 2-1-1 crack spread consisting of LLS crude oil, Gulf Coast 87 Conventional gasoline and U.S. Gulf Coast Pipeline No. 2 heating oil (high sulfur diesel). The Tyler refinery's crude oil input is primarily WTI Midland and east Texas, while the El Dorado refinery's crude input is primarily combination of WTI Midland, local Arkansas and other domestic inland crude oil. The Big Spring refinery’s crude oil input is primarily comprised of WTS and WTI Midland. The Krotz Springs refinery’s crude oil input is primarily comprised of LLS and WTI Midland. The Big Spring and Krotz Springs refineries were acquired July 1, 2017 as part of the Delek/Alon Merger.

Delek US Holdings, Inc.
Reconciliation of Refining Margin per barrel to Adjusted Refining Margin per barrel (6)
$ in millions, except per share data
	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Tyler (7)
Reported refining margin, $ per barrel	$8.33	$5.07
Adjustments:
Net inventory valuation (benefit) loss	(0.07)	0.47
Renewable bio credit allocated to refinery	(2.31)	—

Adjusted refining margin $/bbl	$5.95	$5.54

El Dorado (8)
Reported refining margin, $ per barrel	$13.09	$11.61
Adjustments:
Net inventory valuation loss	0.02	0.03
RIN waiver	(9.34)	(6.31)
Renewable bio credit allocated to refinery	(0.95)	—

Adjusted refining margin $/bbl	$2.82	$5.33

Big Spring (acquired July 1, 2017) (9)
Reported refining margin, $ per barrel	$9.58
Adjustments:
Net inventory valuation loss	0.11

Adjusted refining margin $/bbl	$9.69

Krotz Springs (acquired July 1, 2017) (10)
Reported refining margin, $ per barrel	$6.92
Adjustments:
RIN waiver	(4.39)

Adjusted refining margin $/bbl	$2.53

(6)
Adjusted refining margin per barrel is presented to provide a measure to evaluate performance excluding inventory valuation adjustments and other items at the individual refinery level. Delek US believes that the presentation of adjusted measures provides useful information to investors in assessing its results of operations at each refinery. Because adjusted refining margin per barrel may be defined differently by other companies in its industry, Delek US' definition may not be comparable to similarly titled measures of other companies.

(7)	Tyler adjusted refining margins exclude the following items.
Net inventory valuation benefit - There was approximately $0.5 million benefit and $(2.7) million of valuation loss in the first quarter 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on LIFO inventory in the respective periods.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $15.4 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment, which was allocated to Tyler.

(8)	El Dorado adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(0.1) million and a $(0.2) million of valuation losses in the first quarter 2018 and 2017, respectively. These amounts resulted from lower of cost or market adjustments on FIFO inventory in the respective periods.

RIN waiver - In March 2018, the El Dorado, Arkansas refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $59.3 million compared to $47.5 million recognized in the first quarter 2017 for a similar exemption received for the 2016 calendar year.

Biodiesel tax credit allocation - In the first quarter 2018, approximately $6.0 million related to the biodiesel tax credit for 2017 that is included in the renewables portion of the refining segment, which was allocated to El Dorado.

(9)	Big Spring adjusted refining margins exclude the following items.
Net inventory valuation (loss) - There were $(0.6) million valuation losses in the first quarter 2018. This amount resulted from lower of cost or market adjustments on FIFO inventory in the period.

(10)	Krotz Springs adjusted refining margins exclude the following items.

RIN waiver - In March 2018, the Krotz Springs, Louisiana refinery received approval from the Environmental Protection Agency for a small refinery exemption from the requirements of the renewable fuel standard for the 2017 calendar year. This waiver equated to a benefit of approximately $31.6 million.

Logistics Segment	Three Months Ended March 31,
	2018	2017
	(Unaudited)
Pipelines & Transportation: (average bpd)
Lion Pipeline System:
Crude pipelines (non-gathered)	54,728	58,744
Refined products pipelines to Enterprise Systems	49,754	51,355
SALA Gathering System	16,672	16,531
East Texas Crude Logistics System	18,062	16,176
El Dorado Rail Offloading Rack	—	—

Wholesale Marketing & Terminalling:
East Texas - Tyler Refinery sales volumes (average bpd)	73,244	63,396
Big Spring Marketing - Refinery sales volume (average bpd) (11)	75,139	—
West Texas marketing throughputs (average bpd)	15,942	14,467
West Texas marketing margin per barrel	$5.16	$2.72
Terminalling throughputs (average bpd) (12)	143,476	114,900

(11)
Throughputs for the three months ended March 31, 2018 are for the 31 days we marketed certain finished products produced at or sold from the Big Spring Refinery following the execution of the Big Spring Marketing Agreement, effective March 1, 2018.

(12)
Consists of terminalling throughputs at our Tyler, Big Spring, Big Sandy and Mount Pleasant, Texas, our El Dorado and North Little Rock, Arkansas and our Memphis and Nashville, Tennessee terminals. Throughputs for the Big Spring terminal are for the 31 days we operated the terminal following its acquisition effective March 1, 2018. Barrels per day are calculated for only the days we operated each terminal. Total throughput for the three months ended March 31, 2018 was 11.3 million barrels, which averaged 125,639 bpd for the 90 day period.

Retail Segment	Three Months Ended March 31,
(Operations were acquired on July 1, 2017)	2018
(Unaudited)
Number of stores (end of period) (13)	298
Average number of stores	299
Retail fuel sales (thousands of gallons)	53,699
Average retail gallons per average number of stores (in thousands)	185
Retail fuel margin ($ per gallon)	$0.19
Merchandise sales (in thousands)	$80,500
Merchandise sales per average number of stores (in thousands)	$269
Merchandise margin %	30.2%
(13) At March 31, 2018, there were 298 retail convenience stores of which 290 sold fuel.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended March 31,
Reconciliation of U.S. GAAP Net (Loss) Income to Adjusted Net Income	2018	2017
	(Unaudited)
Reported net (loss) income attributable to Delek	$(34.9)	$11.2

Adjustments (13)
Net inventory valuation loss	0.3	2.9
Tax effect of inventory valuation	(0.1)	(1.0)
Net after tax inventory valuation loss	0.2	1.9

Unrealized hedging loss (gain)	14.8	(6.5)
Tax effect of unrealized hedging	(3.4)	2.4
Net after tax unrealized hedging loss (gain)	11.4	(4.1)

Transaction related expenses	10.5	1.8
Tax effect of transaction related expenses	(2.2)	(0.6)
Net after tax transaction related expenses	8.4	1.1

Tax Cuts and Jobs Act adjustment	(7.4)	—
Tax effect of Tax Cuts and Jobs Act adjustment	—	—
Net after tax Tax Cuts and Jobs Act adjustment	(7.4)	—

Loss on extinguishment of debt	9.0	—
Tax effect of loss on extinguishment of debt	(2.1)	—
Net after tax loss on extinguishment of debt	6.9	—

Impairment loss on assets held for sale	27.5	—
Tax effect of impairment loss on assets held for sale	(0.5)	—
Net after tax impairment loss on assets held for sale	27.0	—

Discontinued operations loss	10.5	—
Tax effect of discontinued operations	(2.3)	—
Net after tax discontinued operations loss	8.2	—

Net income attributable to non-controlling interest of discontinued operations	8.1	—
Tax effect of net income attributable to non-controlling interest of discontinued operations	—	—
Net after tax income attributable to non-controlling interest of discontinued operations	8.1	—

Total after tax adjustments	62.8	(1.1)

Adjusted net income	$28.0	$10.1

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
per share data
	Three Months Ended March 31,
Reconciliation of U.S. GAAP Net (Loss) Income per share to Adjusted Net Income per share	2018	2017
	(Unaudited)

Reported net (loss) income per share attributable to Delek	$(0.43)	$0.18

Adjustments, after tax (per share) (14)
Net inventory valuation loss	—	0.03
Unrealized hedging loss (gain)	0.14	(0.07)
Transaction related expenses	0.10	0.02
Tax Cuts and Jobs Act adjustment	(0.09)	—
Impairment loss on assets held for sale	0.33	—
Loss on extinguishment of debt	0.08	—
Discontinued operations loss	0.10	—
Net income attributable to non-controlling interest of discontinued operations	0.10	—

Total adjustments	0.76	(0.02)

Adjusted net income per share	$0.33	$0.16

(14) The tax calculation is based on the appropriate marginal income tax rate related to each adjustment and for each respective time period, which is applied to the adjusted items in the calculation of adjusted net income in all periods.

Delek US Holdings, Inc.
Reconciliation of Amounts Reported Under U.S. GAAP
$ in millions
	Three Months Ended March 31,
Reconciliation of U.S. GAAP Net (Loss) Income to Adjusted EBITDA	2018	2017
	(Unaudited)
Reported net (loss) income attributable to Delek	$(34.9)	$11.2

Add:
Interest expense, net	31.8	12.6
Loss on extinguishment of debt	9.0	—
Income tax (benefit) expense - continuing operations	(17.0)	5.0
Depreciation and amortization	48.0	29.0
EBITDA	36.9	57.8

Adjustments
Net inventory valuation loss	0.3	2.9
Unrealized hedging loss (gain)	14.8	(6.5)
Transaction related expenses	10.5	1.8
Impairment loss on assets held for sale	27.5	—
Discontinued operations loss, net of tax	8.2	—
Non controlling interest	14.9	4.1
Total adjustments	76.2	2.3

Adjusted EBITDA	$113.1	$60.1

U.S. Investor / Media Relations Contact:
Keith Johnson
Delek US Holdings, Inc.
Vice President of Investor Relations
615-435-1366